Exhibit 10.15

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

GENE FOCA

THIS AMENDMENT (this “Amendment”) is entered into as of October 1, 2020 (the “Effective Date”) by and between Getty Images (US), Inc., a New York corporation (the “Company”), and Gene Foca (the “Executive”).

WHEREAS, the Executive is currently party to that certain employment agreement with the Company, dated as of January 3, 2017 and amended on April 1, 2020 (collectively, the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain terms of the Employment Agreement; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement, unless specified to the contrary.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary. During the Employment Term, the Company shall pay Executive a base salary at an annual rate of $477,405 (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices. The parties acknowledge that from May 1, 2020 to September 30, 2020, the Base Salary was subject to a temporary reduction of 30% to address the potential global economic impact of COVID-19 (the “Modified Salary”). For the avoidance of doubt, the Company shall have no obligation to make any payments to Executive in connection with the reduction of the Base Salary to the Modified Salary. The Board shall review the Executive’s Base Salary at least once per annum.”

2.Clause (d) in the first sentence of Section 6 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Executive shall continue to receive payments of Modified Salary and participate in the Employee Benefits.”

3.Section 6(a)(ii)(A) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(A) the Modified Salary through the date of termination, payable on the normal payroll date for such Modified Salary;”

4.Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment and the

Employment Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

5.Governing Law. This Amendment and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Amendment will be governed by the internal laws of the State of New York, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction.
6.Amendment Effective Date. This Amendment shall be effective as of the Effective Date.
7.Counterparts. This Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GETTY IMAGES (US), INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	SVP, General Counsel

/s/ GENE FOCA
GENE FOCA

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

GENE FOCA

THIS AMENDMENT (this “Amendment”) is entered into as of April 1, 2020 by and between Getty Images (US), Inc., a New York corporation (the “Company”), and Gene Foca (the “Executive”).

WHEREAS, the Executive is currently party to that certain employment agreement with the Company, dated as of January 3, 2017 (the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Amendment to amend certain terms of the Employment Agreement; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement, unless specified to the contrary.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary. For a period ending April 30, 2020, the Company paid/will pay Executive a base salary at an annual rate of $477,405 (the “Base Salary”). During the Employment Term and commencing May 1, 2020 (the “Effective Date”), the Company shall pay Executive a base salary at an annual rate of $334,184 (the “Modified Salary”), payable in regular installments in accordance with the Company’s usual payroll practices. The adjustment from Base Salary to Modified Salary is intended to be an extraordinary and temporary measure to address the potential global economic impact of COVID-19. The Modified Salary shall revert to the Base Salary, in whole or in part, at such time as the Company, acting reasonably, determines that such reduction is no longer necessary, which shall be reviewed at least once per month during the time that the Modified Salary is in effect. The Company agrees that it shall not unnecessarily maintain the Modified Salary beyond the extraordinary events caused directly or indirectly by COVID-19. The Board shall review the Executive’s Base Salary at least once per annum. For the avoidance of doubt, the Company shall have no obligation to make any payments to Executive in connection with the reduction of the Base Salary to the Modified Salary.”

2.Section 3(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) in respect of each full fiscal year of the Company for which he is employed, in a target amount equal to 50% of the Base Salary (the “Target Bonus”), based upon the achievement of the performance goals established by the Compensation Committee of the Board (the “Compensation Committee”), or, if no such committee exists, the Board, within the first three (3) months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive in the calendar year following the year in which the bonus was earned and after the completion of the consolidated financial audit of Getty Inc. and its Affiliates, as applicable, for the applicable year, but in no event later than March 15 of the year following the year in which the bonus was earned.”

3.Clause (d) in the first sentence of Section 6 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(d) Executive shall continue to receive payments of Modified Salary and participate in the Employee Benefits.”

4.Section 6(a)(ii)(A) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(A) the Modified Salary through the date of termination, payable on the normal payroll date for such Modified Salary;”

5.For greater clarity, except as specifically provided herein, all compensation and benefits provided to the Executive that are calculated by reference to the Base Salary shall continue to be calculated by reference to the Base Salary, including but not limited to life insurance and critical illness benefits.
6.This Amendment constitutes Executive’s written consent to the reduction of the Base Salary to the Modified Salary, such that such action is not Good Reason under the Employment Agreement.
7.Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment and the Employment Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative thereto.
8.Governing Law. This Amendment and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Amendment will be governed by the internal laws of the State of New York, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Amendment to the substantive law of another jurisdiction.
9.Amendment Effective Date. This Amendment shall be effective as of the Effective Date.
10.Counterparts. This Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GETTY IMAGES (US), INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	SVP & General Counsel

/s/ GENE FOCA
GENE FOCA

EMPLOYMENT AGREEMENT
GENE FOCA

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 3, 2017, is made by and between Getty Images (US) Inc., a New York corporation (the “Company”), and GENE FOCA (“Executive”).

WHEREAS, as of the Employment Date (as defined below) Executive will serve as the Senior Vice President, Chief Marketing Officer of the Company and of Getty Images, Inc. (“Getty Inc.”); and

WHEREAS, in connection with the foregoing, the Company and Executive desire to memorialize the terms of Executive’s employment relationship with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the forgoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.Term of Employment

(a)Term of Employment. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for the period commencing on January 17, 2017 (the “Employment Date”) and ending on December 31, 2019 (such period, the “Employment Term”) and on the terms and conditions set forth herein; provided, however, that commencing on December 31, 2019 and on each annual anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless either the Company or Executive provides the other party hereto three (3) months’ prior written notice before the next Extension Date that the Employment Term shall not be so extended; provided, further, that any such notice of non-renewal shall be given in accordance with Section 12(g) of this Agreement.

2.Position and Duties

(a)Position. During the Employment Term, Executive shall serve as Senior Vice President, Chief Marketing Officer, of the Company and of Getty Images, Inc. (“Getty Inc.”). In such position, Executive shall report directly or indirectly to the Chief Executive Officer. Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer commensurate with Executive’s position.

(b)Duties. During the Employment Term, Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive from serving on any board of directors or trustees of any non-profit or charitable organization; provided, further, that, in each case, and in the aggregate, such activities shall not materially conflict or materially interfere with the performance of Executive’s duties hereunder or conflict with Sections 7 or 8 hereof.

3.Salary and Annual Bonus

(a)Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $450,000 payable in regular installments in accordance with the Company’s usual payroll practices. The Board shall review Executive’s base salary at least once per annum, and Executive’s annual base salary, as in effect from time to time, shall hereinafter be referred to as the “Base Salary”.

(b)Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) in respect of each full fiscal year of the Company for which he is employed, in a target amount equal to fifty percent (50%) of Executive’s Base Salary for such fiscal year (the “Target Bonus”), based upon the achievement of the performance goals established by the Compensation Committee of the Board (the “Compensation Committee”), or, if no such committee exists, the Board, within the first three (3) months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive in the calendar year following the year in which the bonus was earned and after the completion of the consolidated financial audit of Getty Inc. and its Affiliates, as applicable, for the applicable year, but in no event later than March 15 of the year following the year in which the bonus was earned.

4.Equity Participation.

(a)Executive’s equity participation in Griffey Investors, L.P. (“Parent”), Griffey Global Holdings, Inc., a Delaware corporation (“Global Holdings”), the Company and any of their respective Affiliates shall be documented, as applicable, pursuant to the Amended and Restated Limited Partnership Agreement of Parent, as it may be amended from time to time (the “Partnership Agreement”), the Griffey Global Holdings, Inc. 2012 Stock Incentive Plan (the “Equity Plan”), award agreements issued in respect of such entity or otherwise, and any contribution or subscription agreements relating to the equity of Parent, Global Holdings, the Company or any of their respective Affiliates, each as executed, to the extent applicable, by Parent, Global Holdings, the Company, any of their respective Affiliates, Executive and the other “Partners” (as defined in the Partnership Agreement) (collectively, the “Equity Documents”). The Company and Executive each acknowledges that the terms and conditions of the aforementioned Equity Documents govern Executive’s acquisition, holding, sale or other disposition of Executive’s equity in Parent, Global Holdings, the Company or any of their respective Affiliates, and all of Executive’s rights with respect thereto.

(b)Within three (3) months following the Effective Date, Global Holdings shall grant to Executive options (the “Options”) to purchase such number of shares of Global Holdings common stock (such number referred to herein as “X”), par value $0.01 (“Common Stock”), at an exercise price equal to the fair market value of the Common Stock on the date of the grant (the “FMV”), where $10.00 minus the FMV multiplied by X equals $3,000,000, which shall vest 25% on the first anniversary of the date of grant and the remaining 75% in equal quarterly installments over the following 3 years, subject to the Executive’s continued employment through each applicable vesting date. The Options shall be granted under the 2012 Griffey Investors, L.P. and Griffey Global Holdings, Inc. Equity Incentive Plan, as amended (the “Option Plan”) and subject to the terms and conditions of (i) the Option Plan, (ii) the option agreements entered into between Executive and Global Holdings on or about the date of the grant (the “Option Agreements”) pursuant to the Option Plan and (iii) the Griffey Global Holdings Inc. Stockholders Agreement, dated as of December 18, 2012, among Global Holdings and its stockholders (as amended from time to time, the “Stockholders Agreement”).

5.Employee Benefits

(a)General. During the Employment Term, Executive shall be entitled to participate in or be eligible to receive benefits under the Company’s employee benefit plans and payroll practices, as in effect from time to time, including, but not limited to, any medical and dental insurance, life insurance or short-term or long-term disability or death benefit plans or other fringe benefits (collectively, “Employee Benefits”), on a no less favorable basis as those benefits are generally made available to other senior executives of the Company.

(b)Vacation. During the Employment Term, Executive shall be provided with the maximum number of days of paid vacation or, if applicable, paid time off per annum in addition to any public holidays to which the Executive is entitled in the country in which Executive performs duties. Such vacation or paid time off shall be taken in accordance with the Company’s vacation or paid time off policy, as applicable, which may be amended by the Company, in its sole discretion, from time to time.

(c)Expense Reimbursement. The Company shall reimburse Executive for the reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder; provided that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures.

6.Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided, that Executive will be required to give the Company at least three (3) months’

advance written notice of any resignation of employment by Executive and that the Company will be required to give Executive at least three (3) months’ advance written notice of a termination by the Company without Cause (as defined in Section 6(a)(i) below) (the “Notice Period”); provided, further, that during the Notice Period, (a) the Company may, in its sole discretion, elect to suspend Executive from performing any further services for the Company, and/or exclude Executive from Company premises, electronic mail, computer hardware or software, or similar information or resources, (b) Executive may not (i) undertake any other paid or unpaid work for any other company, entity or person, or (ii) contact any clients, customers, or vendors (unless otherwise agreed by the Company), (c) Executive shall continue to owe all the duties of his employment (whether express or implied) and (d) Executive shall continue to receive payments of Base Salary and participate in the Employee Benefits. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its Affiliates; provided that Executive’s rights with respect to Executive’s equity participation in Parent, Global Holdings, the Company and any of their respective Affiliates shall be governed solely by the Equity Documents, and Executive’s rights with respect to Employee Benefits shall be governed by the documents governing such Employee Benefits. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from all positions with Parent, Global Holdings, the Company or any of their respective Affiliates.

(a)For Cause by the Company or For Any Reason Other than Good Reason by Executive. The Employment Term and Executive’s employment may be terminated by the Company for Cause or by Executive’s resignation without Good Reason.

(i)For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(A)Executive’s willful, material or persistently repeated non-performance and continued failure (other than by reason of incapacity due to physical or mental illness) to perform the duties of Executive’s employment after notice from the Company of such failure and Executive’s inability or unwillingness to correct such failure within ten (10) days of receiving notice of such failure;

(B)Executive’s indictment for a felony offense or Executive’s plea of no contest to a crime involving fraud or moral turpitude;

(C)perpetration by Executive of fraud against the Company or any of its Affiliates or the giving, offering, promising or accepting a bribe, or any willful misconduct that brings the reputation of the Company or any of its Affiliates into serious disrepute or causes Executive to cease to be able to perform Executive’s duties;

(D)Executive’s material violation of a material written policy, written program or written code of the Company;

(E)Executive’s commission of a material act of dishonesty against the Company or any of its Affiliates; or

(F)Executive’s material breach of a material term of this Agreement.

(ii)If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)the Base Salary through the date of termination, payable on the normal payroll date for such Base Salary;

(B)any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year in accordance with Section 3 of this Agreement, paid at the time set forth in Section 3;

(C)reimbursement for any unreimbursed business expenses that have been properly incurred by Executive prior to the date of Executive’s termination and that are or have been submitted in accordance with the applicable Company policy, which reimbursement shall be paid promptly and in any event within sixty (60) days after submission in accordance with Company policy; provided that Executive shall submit all outstanding unreimbursed business expenses no later than forty-five (45) days following the date of termination; and

(D)such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company at the time or times provided therein, which shall not include payment for any unused vacation or paid time off, as applicable, unless required by applicable law (the amounts described in clauses (A) through (D) hereof, payable at the times provided herein, being referred to as the “Accrued Rights”).

(iii)Following termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, and except as set forth in Section 6(a)(ii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with Parent,

Global Holdings, the Company or any of their respective Affiliates shall be governed solely by the Equity Documents.

(b)Death or Disability. The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company as a result of Executive’s Disability.

(i)For purposes of this Agreement, “Disability” means that Executive has become physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period to perform Executive’s duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. All costs associated with the determination by the qualified independent physician shall be paid by the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. To the extent applicable, all costs associated with the appointment and determination by the third physician shall be paid by the Company. The determination of Disability shall be made in writing to the Company and Executive and shall be final and conclusive for all purposes of this Agreement.

(ii)If, during the Employment Term, Executive’s employment is terminated by the Company as a result of Executive’s Disability or due to Executive’s death, Executive shall be entitled to receive from the Company the Accrued Rights. In addition, Executive’s estate shall benefit from a term life insurance policy provided by the Company and intended to provide payment of a death benefit equal to the Base Severance (as defined in Section 6(c)(ii) below).

(iii)Following termination of Executive’s employment by the Company as a result of Executive’s Disability or due to Executive’s death, and except as set forth in Section 6(b)(ii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with Parent, Global Holdings, the Company or any of their respective Affiliates shall be governed solely by the Equity Documents.

(c)Without Cause by the Company or for Good Reason by Executive. The Employment Term and Executive’s employment may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(i)For purposes hereof, “Good Reason” means the occurrence of any of the following after the Effective Date:

(A)an adverse and material change in Executive’s duties;

(B)a material breach by the Company of this Agreement;

(C)a material reduction in Executive’s (x) Base Salary (without Executive’s written consent), or (y) Annual Bonus opportunity (as contemplated by Section 3(b) of this Agreement) or the failure of the Company to pay Executive any material amount of compensation under this Agreement when due hereunder; or

(D)a material relocation of Executive’s principal place of business by at least thirty-five (35) miles without Executive’s prior written consent;

provided that the occurrence of any of the foregoing events in (A), (B), (C) or (D) shall constitute Good Reason only if the Company fails to cure such event within ninety (90) days after receipt from Executive of written notice of such occurrence; provided, further, that Good Reason shall cease to exist thirty (30) days after the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(ii)If, during the Employment Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive, in addition to the Accrued Rights:

(A)subject to Executive’s continued compliance with the provisions of Sections 7 and 8 of this Agreement, and subject to Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit A (the “Release”), which shall be delivered to Executive within ten (10) days following the termination of Executive’s employment and which must become effective and irrevocable within sixty (60) days of Executive’s date of termination (the “Release Period”),

(1)equal, or substantially equal, payments totaling in the aggregate sum of (x) (I) one-hundred (100%) of Base Salary, in the event that Executive’s employment is terminated prior to the one (1) year anniversary of the Employment Date, or (II) one-hundred fifty percent (150%) of Base Salary, in the event that Executive’s employment is terminated on or following the one (1) year anniversary of the Employment Date, and (y) (I) one-hundred (100%) of the Target Bonus in respect of the fiscal year of termination, in the event that Executive’s employment is terminated prior to the one (1) year anniversary of the Employment Date, or (II) one-hundred fifty percent (150%) of the Target Bonus in respect of the fiscal year of termination, in the event that Executive’s employment is terminated on or following the one (1) year anniversary of the Employment Date, which shall be payable in accordance with the Company’s normal payroll practices over the twelve (12) month period commencing on the date of termination, in the event that Executive’s employment is terminated prior to the one (1) year anniversary of the Employment Date, or the eighteen (18) month period commencing on the date of termination, in the event that Executive’s employment is terminated on or following the one (1) year anniversary of the Employment Date, (the “Base Severance”); provided that the first payment shall be made on the first payroll date that occurs following the date on which the Release becomes irrevocable (the “Release Effective Date”), and shall include any amounts that would have otherwise been due prior to such first payment date; and

(2)continued coverage under the Company’s group health and welfare plans for a period (I) twelve (12) months, in the event that Executive’s employment is terminated prior to the one (1) year anniversary of the Employment Date, or (II) eighteen (18) months, in the event that Executive’s employment is terminated on or following the one (1) year anniversary of the Employment Date, following the date of termination on the same basis (including payment of premiums) as provided by the Company to senior-level executives; provided, that, (i) if and to the extent that any benefit described in this Section 6(c)(i)(A)(2) is not or cannot be paid or provided under any Company plan or program without adverse tax consequences to Executive or the Company or for any other reason, then the Company shall pay Executive a monthly payment in an amount equal to the Company’s cost of providing such benefit and (ii) such benefits or payments shall be discontinued in the event Executive becomes eligible for similar benefits from a successor employer (and Executive’s eligibility for any such benefits shall be reported by Executive to the Company) (the “Continued Health Benefits”).

Notwithstanding the foregoing, if the Release Period spans two (2) calendar years, then the first installment of the Base Severance will commence on the first regularly scheduled payment date that occurs in the second calendar year, with any amounts otherwise payable prior to such regularly scheduled payment date being paid instead on such payment date.

Furthermore, notwithstanding the foregoing, if the termination of Executive’s employment occurs within one (1) year following a Change in Control (as defined in Section 12(q) hereof), and such termination is either by the Company without Cause or by Executive for Good Reason, then, subject to the immediately preceding sentence, the Base Severance shall be paid in one lump sum payment on the first payroll date that occurs following the Release Effective Date (instead of in installments over the twelve (12) month period or eighteen (18) month period, as applicable, following the date of termination of Executive’s employment.

(iii)Following termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and except as set forth in Section 6(c)(ii) directly above, Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with Parent, Global Holdings, the Company or any of their respective Affiliates shall be governed solely by the Equity Documents.

(d)Expiration of Employment Term

(i)Executive’s Election Not to Extend the Employment Term. In the event Executive elects not to extend the Employment Term pursuant to Section 1(b) hereof, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d)(ii) of this Section 6, Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights (payable at the times specified in Section 6(a)(ii)). Following such termination of Executive’s employment hereunder as a result of Executive’s election not to extend the Employment Term, except as set forth in this Section 6(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with Parent, Global Holdings, the Company or any of their respective Affiliates shall be governed solely by the Equity Documents.

(ii)Company’s Election Not to Extend the Employment Term. In the event the Company elects not to extend the Employment Term pursuant to Section 1(b) hereof, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d)(i) of this Section 6, Executive’s termination of employment hereunder shall occur on the close of business on the day immediately preceding the next scheduled Extension Date (or such later date on which Executive’s employment is terminated) and Executive shall be entitled to receive:

(A)the Accrued Rights; and

(B)subject to Executive’s continued compliance with the provisions of Sections 7 and 8 of this Agreement, and subject to Executive’s execution and non-revocation of the Release which shall be delivered to Executive within ten (10) days following the termination of Executive’s employment and which must become effective and irrevocable within the Release Period, (1) the Continued Health Benefits and (2) equal, or substantially equal, payments totaling, in the aggregate, the Base Severance, which shall be payable in accordance with the Company’s normal payroll practices over the eighteen (18) month period commencing on the date of Executive’s termination of employment; provided that the first payment shall be made on the payroll date that occurs following the Release Effective Date, and shall include any amounts that would have otherwise been due prior to such first payment date. Notwithstanding the foregoing, if the Release Period spans two (2) calendar years, then the first installment of the Base Severance will commence on the first regularly scheduled payment date that occurs in the second calendar year, with any amounts otherwise payable prior to such regularly scheduled payment date being paid instead on such payment date and all other payments to be made as if no such delay had occurred.

Furthermore, notwithstanding the foregoing, if Executive’s termination of employment occurs within one (1) year following a Change in Control, then, subject to the immediately preceding sentence, the Base Severance shall be paid in one lump sum payment on the first payroll date that occurs following the Release Effective Date (instead of in installments over the twelve (12) month period or eighteen (18) month period, as applicable, following the date of termination of Executive’s employment).

Following such termination of employment hereunder as a result of the Company’s election not to extend the Employment Term, except as set forth in this Section 6(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement; provided that Executive’s rights with respect to Executive’s equity participation with Parent, Holdings, the Company or any of their respective Affiliates shall be governed solely by the Equity Documents.

(e)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

7.Protection of Goodwill. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, Executive’s unique access to strategic information and sensitive Confidential Information (as defined in Section 8(a)(ii) below) and the significance of the privileges and benefits conferred under this Agreement, and accordingly, agrees as follows:

(a)During Executive’s employment and for a period of (I) twelve (12) months, in the event that Executive’s employment is terminated prior to the one (1) year anniversary of the Employment Date, or (II) eighteen (18) months, in the event that Executive’s employment is terminated on or following the one (1) year anniversary of the Employment Date, following termination of Executive’s employment for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company or any of its Affiliates, the business of any current or actively being pursued prospective customer, client, content provider, image partner, distributor, supplier, partner, member or investor:

(i)with whom Executive had personal contact or dealings on behalf of the Company or any of its Affiliates during the one-year period preceding Executive’s termination of employment; or

(ii)with whom key employees reporting directly or indirectly to Executive have had personal contact or dealings on behalf of the Company or any of its Affiliates during the one-year period immediately preceding Executive’s termination of employment.

(b)During the Restricted Period, for the protection of the Company’s Confidential Information and goodwill, Executive will not directly or indirectly:

(i)carry on or participate in any business that competes with the business of the Company or any of its Affiliates (including, but not limited to, businesses which the Company or any of its Affiliates had specific and documented plans to conduct in the future and as to which Executive was aware of such plans; provided that such plans were not terminated or abandoned by the relevant entity’s board of directors within six months prior to the date of Executive’s termination) (such business, a “Competitive Business”); it being acknowledged and agreed by Executive that each of the entities set forth on

Exhibit B hereto, as such exhibit may be amended or supplemented from time to time by the Board in its sole discretion, is a Competitive Business, provided that, notwithstanding the foregoing, Exhibit B may not be amended without Executive’s consent to add any entity that is not primarily (by either revenue or income) engaged in image licensing other than to reflect successors to any previously listed entity or other changes to any listed entity resulting from corporate transactions;

(ii)enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(iii)acquire a financial interest in (excluding non-voting debt interests that are not convertible into equity interests), or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates or their respective agents and any current or actively being pursued prospective customer, client, content provider, image partner, distributor, supplier, partner, member or investor of the Company or any of its Affiliates.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, equity securities of any Person engaged in a Competitive Business, which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person.

(c)During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)solicit or encourage any then-current employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates; or

(ii)solicit or encourage to cease to work with the Company or any of its Affiliates any independent contractor, consultant or partner then under contract with the Company or any of its Affiliates; or

(iii)hire any employee who was employed by the Company or any of its Affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company and its Affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company;

provided that nothing herein will prohibit Executive from hiring any person who held the position of manager or any lower position at the time of such person’s termination of employment with the Company and its Affiliates or a person with whom Executive has not otherwise initiated contact and who responds to a general solicitation published in a journal, newspaper, website or other publication of general circulation and not specifically directed toward such person.

(d)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.Confidentiality; Intellectual Property

(a)Confidentiality.

(i)Executive will not at any time (whether during or after Executive’s employment with the Company, its subsidiaries or any of its Affiliates) (x) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company or any of its subsidiaries or Affiliates); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company, Parent, Holdings or their Affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including, but not limited to, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or any of its Affiliates and/or any third party that has disclosed or provided any of the same to the Company or any of its subsidiaries of Affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) received by Executive in good faith from a third party (which is unaffiliated with the Company, its subsidiaries and its Affiliates) who had received such information without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed; provided that Executive shall use Executive’s best efforts to give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors (and other than through the disclosure of basic personal financial or compensation information for personal reasons), the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7 and 8 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter use any Confidential Information (including, but not limited to, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, electronic files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, cloud, laptop or other computer or device, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the

Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b)Intellectual Property.

(i)If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including, but not limited to, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to or during Executive’s employment by the Company (which includes periods prior to the Effective Date) or any of its Affiliates, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business. Notwithstanding anything to the contrary in this Agreement, all prior licenses granted by Executive to the Company or any of its Affiliates with respect to any Works or Prior Works (whether such grant was made prior to, on or following the Effective Date) shall continue in full force and effect following the Effective Date.

(ii)If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company or any of its Affiliates and within the scope of such employment and/or with the use of any of the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)With respect to all periods on and after the date of Executive’s initial employment with the Company, Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works in accordance with the applicable policies and procedures of the Company, as may be amended from time to time, provided such policies and procedures are communicated to Executive in writing in advance. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its subsidiaries or Affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi)Notwithstanding anything to the contrary in this Agreement, Sections 8(b)(i) and 8(b)(ii) shall not apply to any Works for which no equipment, supplies, facility or trade secret information of the Company or any of its Affiliates is or was used by Executive and which is or was developed entirely on Executive’s own time, unless (i) the Works relates directly to the business of the Company or any of its Affiliates, (ii) the Works relates to actual or demonstrably anticipated research or development of the Company or any of its Affiliates, or (iii) the Work results from any work performed by Executive for the Company or any of its Affiliates (the foregoing is agreed to satisfy the written notice and other requirements of Section 49.44.140 of the Revised Code of Washington).

9.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. 280G Cutback. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company determines in good faith that any payment or benefit received or to be received by Executive pursuant to this Agreement, or otherwise (all such payments and benefits, including, without limitation, salary and bonus payments, being hereinafter called the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, then such Total Payments shall be reduced to the extent necessary so that the Total Payments will be less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), unless the amount of such reduction would equal or exceed one-hundred percent (100%) of the excise taxes that would be imposed by Section 4999 of the Code on such payments and benefits. The reduction of the Total Payments shall apply as follows, unless otherwise agreed and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under the Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. Notwithstanding the foregoing, to the extent satisfaction of the shareholder approval requirements of Section 280G(b)(5)(B) and Treasury Regulation Section 1.280G-1 Q&A7 (the “Shareholder Approval Exception”) would result in the Total Payments being excluded from tax imposed by Section 4999 of the Code, the Company hereby agrees that it will seek the necessary approval from the stockholders of the Company and take the other steps reasonably necessary, and within its control, to satisfy the requirements of the Shareholder Approval Exception.

11.Executive’s Representations. The Executive hereby warrants and represents to the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions arising out of the Executive’s prior employment which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder.

12.Miscellaneous

(a)Governing Law; Consent to Jurisdiction; Jury Trial Waiver. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States. Except as is otherwise specifically provided in Section 11(o), actions or proceedings relating to this Agreement (including, but not limited to, any court proceeding to obtain injunctive relief pursuant to Section 9 or to challenge or enforce an arbitrator’s award) must be brought in the courts situated in New York County, New York. Each party to this Agreement waives all right to trial by jury in any action, proceeding, claim or counterclaim.

(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, and this Agreement shall supersede all prior agreements between Executive, Parent and the Company and any of their Affiliates with respect to any matters discussed herein. Executive’s rights with respect to Executive’s equity participation with Parent, Global Holdings, the Company or any of their respective Affiliates shall be governed solely by the Equity Documents. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business and operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

(f)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(g)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Getty Images, Inc.

605 5th Avenue South – Fourth Floor

Seattle, WA 98104

Telephone: (206) 925-5000

Attention: General Counsel

With a copy, which shall not constitute notice to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Telephone: (212) 909-6000

Facsimile: (212) 909-6836

Attention: Elizabeth Pagel Serebransky

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(h)Executive Representation. Executive hereby represents to the Company and the Parent that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(i)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. The Company shall reimburse all reasonable costs and expenses of Executive as a result of such cooperation. This provision shall survive any termination of this Agreement.

(j)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)Compliance with IRC Section 409A.

(i)The parties intend that this Agreement shall be interpreted and administered so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with Code Section 409A and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder “(Section 409A”) and the parties hereby agree that the amounts and benefits payable under this Agreement are either exempt from or compliant with Section 409A. The parties agree not to take any position inconsistent with the preceding sentence for any reporting purposes, whether internal or external, and to cause their affiliates, successors and assigns not to take any such inconsistent position.

(ii)Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder or otherwise as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with the requirements of Section 409A until the first business day that is more than six months following Executive’s termination of employment with the Company (or the date of Executive’s death or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 11(l) in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section 11(l) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 11(l); provided that neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to the imposition of any early or additional tax under Section 409A. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.” For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(m)No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of subsequent employment of Executive following the termination of his employment hereunder.

(n)Resignation as Member of Board. If Executive’s employment with the Company is terminated for any reason, Executive hereby agrees to resign, as of the date of such termination and to the extent applicable, as a member of the Board (and any committees thereof), the board of directors of Holdings (and any committees thereof) and the board of directors or managers (and any committees thereof) of any of the Company’s Affiliates.

(o)Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, other than injunctive relief under Section 9 hereof, shall be settled exclusively by arbitration conducted in New York, New York, by and in accordance with the applicable rules of the American Arbitration Association (the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator must be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, but not limited to, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. With respect to any arbitration hereunder, each party shall pay its own legal fees and expenses; provided that (i) the Company shall pay the reasonable legal fees and expenses of Executive if the arbitrator determines there was no reasonable basis for the Company’s claim or position, and (ii) Executive shall pay the reasonable legal fees and expenses of the Company if the arbitrator determines there was no reasonable basis for Executive’s claim or position; provided, further, that the parties agree to share the cost of the arbitrator’s fees in any event.

(p)Modification. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(q)Defined Terms. For purposes of this Agreement, the following capitalized terms shall have their respective meanings set forth below:

(i)“Affiliate” shall mean with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this Agreement, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.

(ii)“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules thereto). For the avoidance of doubt, no stockholder of Holdings shall be deemed to “beneficially own” any securities of Holdings or any of its subsidiaries held by any other holder of such securities solely by virtue of the provisions of the Partnership Agreement or any stockholders agreement of Holdings.

(iii)“Change in Control” shall mean the occurrence in a single transaction or in a series of related transactions, any one or more of the following events on or after the Effective Date:

(A)the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any of the Initial Investors or any of their respective Affiliates; or

(B)any person or group, other than any of the Initial Investors or any of their Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting stock of Holdings, including by way of merger, consolidation or otherwise.

(iv)“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as each may be amended from time to time.

(v)“Initial Carlyle Investors” shall mean Carlyle Partners V, L.P. and any affiliated investment fund.

(vi)“Initial Investors” shall mean Executive, the Initial Carlyle Investors, the Initial Rollover Partners and their respective Affiliates.

(vii)“Initial Rollover Partners” shall mean Getty Investments L.L.C., Cheyne Walk Trust, Ronald Family Trust B, October 1993 Trust and Mark H. Getty.

(r)Survival. Notwithstanding the termination of the Employment Term, the provisions of Sections 6, 7, 8, 9, 11(i) and 11(o) of this Agreement shall survive any such termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GETTY IMAGES (US) INC.

By:
Its:

EXECUTIVE

/s/ GENE FOCA
By: GENE FOCA

Signature Page – Executive Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GETTY IMAGES (US) INC.

By:
Name:
Title:

EXECUTIVE

By:
GENE FOCA

EXHIBIT A

AGREEMENT AND RELEASE

PLEASE READ CAREFULLY, THIS RELEASE INCLUDES A WAIVER AND

A SETTLEMENT OF ALL KNOWN AND UNKNOWN CLAIMS

THIS AGREEMENT AND RELEASE, dated as of                            (this “Agreement”), is entered into by and between                            (“Executive”) and Getty Images (US) Inc. (the “Company”).

WHEREAS, Executive and the Company previously entered into that certain Employment Agreement dated as of                            (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company has terminated or been terminated pursuant to Section 6[(b)][(c)][d] of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, Executive and the Company hereby agree as follows:

1.Executive’s employment with the Company has terminated or been terminated pursuant to Section 6[(b)][(c)][d] of the Employment Agreement effective as of                                                (the “Termination Date”).

2.The Company and Executive agree that Executive shall be provided severance pay and other benefits in accordance with the terms of Section 6[(b)][(c)][d] of the Employment Agreement; provided that no such severance pay or benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.

3.Executive agrees, on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (collectively, the “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof and involving or arising out of Executive’s employment by the Company or the termination thereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement, (b) all claims in connection with or in relation to Executive’s employment or other service relationship with the Company, the termination of such relationship and any applicable employment, benefit, compensatory or equity arrangement with the Company or its affiliates (each, a “Claim”); provided that nothing contained in this Agreement shall affect Executive’s right to enforce this Agreement. Without limiting the generality of the foregoing, Executive expressly releases the Released Parties from any and all claims (including but not limited to claims for wages, benefits, discrimination, harassment and/or retaliation), under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1992, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Equal Pay Act, and any and all claims for wrongful discharge, breach of contract, fraud, misrepresentation, intentional infliction of emotional distress, defamation, assault, battery, false imprisonment, interference with contractual or advantageous relationship, any and all claims relating to compensation, benefits or equity, and any and all claims arising out of any actual or alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, or arising out of or relating to Executive’s employment with and/or separation from the Company, and/or any events occurring prior to the execution of this Agreement. Executive expressly understands and agrees that the Company’s obligations under this Agreement are in lieu of any and all other amounts to which Executive may be, is now, or may become entitled to receive from any of the Released Parties upon any claim whatsoever, including but not limited to any claim for employment, reinstatement of employment, payment for salary, back pay, front pay, interest, bonuses, contributions to or vesting in any employee benefit or equity incentive plan, program or arrangement, damages, accrued vacation, accrued sick leave, medical benefits, life insurance coverage, overtime, severance pay, and/or attorneys’ fees or costs, except as are expressly set forth in this Agreement.

4.Executive also specifically acknowledges that he is knowingly and voluntarily waiving and releasing any rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§621-634, as amended (“ADEA”). In accordance with the ADEA, the Company specifically advises Executive that, and Executive acknowledges that he has been advised in writing that: (1) his waiver and release do not apply to any rights or claims that may arise on or after the date Executive signs this Agreement, (2) he has the right to, and should, consult an attorney before signing this Agreement, (3) he has twenty-one (21) days to consider this Agreement (although he may execute this Agreement earlier), (4) he has seven (7) days after signing this Agreement to revoke this Agreement, and (5) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after Executive executes this Agreement. Executive acknowledges that any revocation of this Agreement must be received by [NAME] within the seven day revocation period.

5.Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever as it relates to any Claim, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has as to any Claim, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted as to such Claim by Executive against the Company. Executive also warrants that he has not filed any action, complaint, charge, grievance or arbitration against any of the Released Parties with respect to any Claim.

6.Executive hereby agrees not to defame or disparage the Company or any of its affiliates or any director, officer or employee of the Company or any of its affiliates in any medium to any person without limitation in time. The Company hereby agrees that the Company’s board of directors and the executive officers of the Company shall not defame or disparage Executive in any medium to any person without limitation in time. Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.

7.The parties acknowledge that this Agreement is a settlement of disputed potential claims and is not an admission of liability or of the accuracy of any alleged fact or claim. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of Executive. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

8.This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. This Agreement and the Employment Agreement contain the entire agreement of the parties as to the subject matter hereof and thereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

9.Executive represents that he has been afforded a reasonable period of time within which to consider the terms of this Agreement, that he has read this Agreement, and is fully aware of its legal effects. Executive further represents and warrants that Executive is entering into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that Executive has been provided the opportunity to review this Agreement with counsel of Executive’s own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

10.This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart.

11.Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

PLEASE READ CAREFULLY, THIS RELEASE INCLUDES A WAIVER AND A SETTLEMENT OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GETTY IMAGES (US) INC.

By:
Name:
Title:

EXECUTIVE

By:
GENE FOCA

EXHIBIT B

Each of the following entities is a Competitive Business:

●	AFP
●	Corbis
●	Dreamstime
●	Adobe
●	Shutterstock
●	Silverhub

Each of the following entities is also a Competitive Business, but only to the extent any role or relationship by Executive with such entity relates to such entity’s image licensing or distribution business; provided, however, that Executive shall not be restricted from taking a senior executive role with any of the following entities, but only to the extent that (i) Executive’s responsibilities in such role with respect to the entity’s image licensing or distribution business are immaterial to his overall role and responsibility and limited to the indirect oversight of such image licensing or distribution business, (ii) the revenues of such image licensing and distribution business constitute less than 5% of the revenues over which the Executive has managerial responsibility and (iii) Executive does not violate any of the other restrictive covenants contained in the Employment Agreement or any other agreement with the Company and its Affiliates:

●	the Associated Press
●	British Sky Broadcasting
●	dpa (German Press Agency)
●	Microsoft
●	News Corporation
●	Reuters
●	Facebook
●	Google
●	Yahoo